Exhibit 99.1

Potlatch Corporation 601 W. Riverside Ave., Suite 1100 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For release: December 4, 2006

Contact:	(Media)	(Investors)
	Mark J. Benson	Douglas D. Spedden
	509.835.1513	509.835.1549

POTLATCH CHAIRMAN L. PENDLETON SIEGEL TO RETIRE;

BOARD NAMES MICHAEL J. COVEY AS SUCCESSOR

Spokane, Wash.–(BUSINESS WIRE)–December 4, 2006 –The Board of Directors of Potlatch Corporation (NYSE: PCH) has announced the election of Michael J. Covey, 49, current President and Chief Executive Officer, to the position of Chairman of the Board, effective January 1, 2007. Covey will succeed L. Pendleton Siegel, 64, who will retire as Chairman and from the Board of Directors, effective December 31, 2006. Siegel also served as the company’s Chairman and Chief Executive Officer from 1999 to February 2006, and is Chairman until the end of this year.

Covey joined Potlatch in February 2006 when he was elected President and Chief Executive Officer and a member of the Board. Prior to that, he spent 23 years with Plum Creek Timber Company. In his new role he will serve as Chairman, President and Chief Executive Officer.

Potlatch Corporation’s Board consists of 11 directors, all of whom are independent other than Covey. The Board has a lead independent director who serves in the capacity of vice-chairman.

Potlatch is a REIT with 1.5 million acres of forestland in Arkansas, Idaho, Minnesota and Oregon, and through its taxable REIT subsidiary the company also operates 13 manufacturing facilities that produce lumber and panel products and bleach pulp products, including paperboard and tissue. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of our resources.

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This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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